Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Investcorp Europe Acquisition Corp I (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated April 30, 2021, except for the name change in Note 1, as to which date is November 23, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Investcorp Europe Acquisition Corp I as of April 1, 2021 and for the period from March 22, 2021 (inception) through April 1, 2021, appearing in the Registration Statement on Form S-1, as filed (File No. 333-261301) of Investcorp Europe Acquisition Corp I.

/s/ Marcum LLP

Marcum LLP

West Palm Beach, FL

December 14, 2021